Exhibit 10.83

August 31, 2015

Karlheinz Goehl-Medizintechnik Göhl

Noerdlinger Weg 3

65931 Frankfurt, Germany

Attn: Charly Goehl, CEO

Re:	Extension of Term of the International Distribution Agreement

Dear Mr. Goehl:

The purpose of this letter is to confirm the extension of the term of, and changes to the Territory as defined in, the International Distribution Agreement entered into between IsoRay Medical, Inc., a Delaware corporation (“IsoRay”), and Karlheinz Goehl-Medizintechnik Göhl (“Distributor”), dated as of October 31, 2011 (collectively, the “Agreement”).

Under the Agreement, the Agreement’s current term, as extended by letter agreement dated August 28, 2014, expires on August 31, 2015. IsoRay and Distributor now agree to extend the term to August 31, 2016.

IsoRay and Distributor also agree to replace Section 1.1 of the Agreement with the following: “Territory” shall include all of and be limited to Germany, Austria, Switzerland and Luxembourg.

Except as set forth herein, all terms and conditions of the Agreement, as amended in the letter agreement dated August 28, 2014, shall remain in full force and effect. Each party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof.

IsoRay and Distributor each represent and acknowledge that it has the power and authority to enter into this letter. This letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IsoRay Medical, Inc.

By	/s/ Dwight Babcock
Dwight Babcock, CEO

The foregoing is accepted and agreed to on and as of the date first shown above.

Karlheinz Goehl-Medizintechnik Göhl

By	/s/ Charly Goehl
Charly Goehl, CEO